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                 GENERAL INSTRUMENT CORPORATION
         Exhibit 11 - Computation of Earnings Per Share
             (In Thousands Except Per Share Amounts)
                          Three Months Ended    Six Months Ended
                               June 30,             June 30,
                           ------------------- ------------------
                             1995     1994       1995      1994
                            -----    -----      -----     -----
PRIMARY:
  Income before
    cumulative effect of
    a change in
    accounting principle  $54,051  $52,001    $111,107   $104,903
  Cumulative effect of a
    change in accounting
   principle                    -        -           -     (1,917)
                         --------  -------   ---------   --------
  Net Income              $54,051  $52,001    $111,107   $102,986
                         ========  =======   =========   ========

Weighted average common
 shares outstanding       122,647  120,621     122,476    120,527
Incremental shares under
 stock option plans         1,094    2,590       1,023      2,557
                          -------  -------   ---------   --------
Weighted average common
  and common equivalent
  shares outstanding      123,741  123,211     123,499    123,084
                          =======  =======   =========   ========

Primary earnings per share:
  Income before cumulative
    effect of a change in
   accounting principle     $0.44    $0.42       $0.90      $0.85
  Cumulative effect of a
    change in accounting
   principle                    -        -           -      (0.01)
                          -------  -------   ---------   --------
  Net income                $0.44    $0.42       $0.90      $0.84
                          =======  =======   =========   ========

FULLY DILUTED:
  Income before
    cumulative effect
    of a change in
   accounting principle   $54,051  $52,001    $111,107   $104,903

  Interest and amortization
    of debt issuance
    costs related to the
    Convertible Junior
    Subordinated Notes,
    net of income tax
   effects                  4,119    6,469       8,238     12,939
                          -------  -------   ---------   --------

  Adjusted income before
    a cumulative effect
    of a change in
    accounting principle   58,170   58,470     119,345    117,842

  Cumulative effect of a
    change in accounting
   principle                    -        -           -     (1,917)
                          -------  -------   ---------   --------
  Adjusted net income     $58,170  $58,470    $119,345   $115,925
                          =======  =======   =========   ========

Weighted average common
 shares outstanding       122,647  120,621     122,476    120,527
  Incremental shares
    under stock option
    plans                   1,362    2,782       1,392      2,731
  Incremental shares
    attributable to
    Convertible Junior
    Subordinated Notes     21,053   21,053      21,053     21,053
                          --------  -------   ---------  --------
  Adjusted weighted
   average shares
   outstanding            145,062  144,456     144,921    144,311
                          ========  =======   =========  ========

Fully diluted earnings per share:
  Income before cumulative
    effect of a change in
   accounting principle     $0.40    $0.40       $0.82      $0.81
  Cumulative effect of a
    change in accounting
   principle                    -        -           -      (0.01)
                          --------  -------   ---------  --------
  Net income                $0.40    $0.40       $0.82      $0.80
                          ========  =======   =========  ========

Note: The computations of primary and fully diluted earnings per share assume incremental shares under stock option plans using the treasury method.

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